Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Soligenix, Inc. on Form S-3 (Nos. 333-252153 and 333-274265) and Form S-8 (Nos. 333-130801, 333-196941, 333-208515, 333-268051 and 333-288190) of our report dated March 31, 2026, on our audit of the financial statements as of December 31, 2025 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ Cherry Bekaert LLP

CHERRY BEKAERT LLP
Tampa, Florida
March 31, 2026